MUTUAL FUND SERVICES AGREEMENT

                          Fund Administration Services

                            Fund Accounting Services

                            Transfer Agency Services

                                     between

                              DEAN FAMILY OF FUNDS

                                       and

                           UNIFIED FUND SERVICES, INC.

                                November 15, 1999

Exhibit A - Portfolio Listing

Exhibit B - Fund Administration Services Description
Exhibit C - Fund Accounting Services Description
Exhibit D - Transfer Agency Services Description
Exhibit E - Fees and Expenses


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                         MUTUAL FUND SERVICES AGREEMENT

         AGREEMENT (this "Agreement"), dated as of November 15, 1999, between the Dean Family of Funds, an Ohio business trust (the "Fund"), and Unified Fund Services, Inc., an Indiana corporation ("Unified").

                                   WITNESSTH:

         WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain Unified to provide certain transfer agent, fund accounting and administration services with respect to the Fund, and Unified is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

         Section 1. Appointment. The Fund hereby appoints Unified to provide transfer agent, fund accounting and fund administration services for the Fund, subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit E to this Agreement. The Fund will initially consist of the portfolios, funds and/or classes of shares (each a "Portfolio"; collectively the "Portfolios") listed on Exhibit A. The Fund shall notify Unified in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to each new Portfolio in writing by the Fund and Unified at the time of the addition of the new Portfolio.

         Section  2.   Representations   and  Warranties  of  Unified.   Unified
represents and warrants to the Fund that:


         (a) Unified is a corporation duly organized and existing under the laws of the State of Indiana;

         (b) Unified is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

         (c) Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

         (d) no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

         (e) Unified's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

         (f) Unified is duly registered under the Securities and Exchange Act of 1934 as a transfer agent and is registered as such in each state in which the conduct of its business requires it to be so registered (and is not required to be so registered in any other state).

         (g) To the best of Unified's knowledge, all software, operations, systems and processes which are used by Unified in, and are material to, the operation of the business of Unified, taken as a whole, are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or sort), transmit or receive data or date/time data from, into and between the years 1999 and 2000, and leap year calculation, without material error or malfunction.

         Section 3. Representations and Warranties of the Fund. The Fund represents and warrants to Unified that:

         (a) the Fund is a business trust duly organized and existing under the laws of the State of Ohio;

         (b) the Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and the Fund has taken all requisite proceedings to authorize the Fund to enter into and perform this Agreement;

         (c) the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-lA has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

         (d) no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

         (e) the Fund's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

         Section 4.  Delivery of Documents.  The Fund will  promptly  furnish to
Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

         (a) Resolutions of the Board authorizing the appointment of Unified to provide certain transfer agency, fund accounting and administration services to the Fund;

         (b)    The Fund's Declaration of Trust;

         (c)    The Fund's By-Laws;

         (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

         (e) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

         (f) Copies of the Management Agreement between the Fund and its investment adviser (the "Advisory Agreement") and any sub-advisor;

         (g)   Opinions of counsel and auditors reports;

         (h) The Fund's Prospectus and Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

         (i) Such other  agreements as the Fund may enter into from time to time
including  securities  lending  agreements,   futures  and  commodities  account
agreements, brokerage agreements, and options agreements.

         Section 5. Services Provided by Unified.

         (a) Unified will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:

         (i)   Fund Administration, as described on Exhibit B to this Agreement.

         (ii)   Fund Accounting, as described on Exhibit C to this Agreement.

         (iii)  Transfer Agency, as described on Exhibit D to this Agreement.

         (iv) Dividend Disbursing. Unified will serve as the Fund's dividend disbursing agent. Unified will prepare and mail checks, place wire transfers of dividend income and capital gain payments to shareholders. The Fund will advise Unified in advance of the declaration of any dividend or distribution and the record and payable date thereof. Unified will, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to Unified sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account and/or certificates delivered where requested. A shareholder not receiving certificates will receive a confirmation from Unified indicating the number of shares credited to his/her account.

         (b)    Unified will also:

         (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

         (ii) provide or otherwise obtain personnel sufficient, in Unified's sole discretion, for provision of the services contemplated herein;

         (iii) furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

         (iv) keep records relating to the services provided hereunder in such form and manner as set forth on Exhibits B, C and D and as Unified may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules. Unified further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by Unified pursuant to this Agreement.

         Section 6. Fees: Expenses: Expense Reimbursement.

         (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay Unified monthly fees determined as set forth on Exhibit E to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement and before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable upon the date of termination of this Agreement.

         (b) For the purpose of determining fees calculated as a function of a Portfolio's net assets, the value of the Portfolio's net assets shall be computed as required by the Prospectus, generally accepted accounting principles, and resolutions of the Board.

         (c) Unified will from time to time employ or associate with such person or persons as may be appropriate to assist Unified in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both Unified and the Fund. The compensation of such person or persons for such employment shall be paid by Unified and no obligation will be incurred by or on behalf of the Fund in such respect.

          (d) Unified will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. The Fund agrees to promptly reimburse Unified for any equipment and supplies specially ordered by or for the Fund through Unified at the Fund's request or as consented to by the Fund and for any other expenses not contemplated by this Agreement that Unified may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified, or the Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Fund; expenses of printing and production cost of shareholders' reports and proxy statements and materials; costs and expense of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with shareholder, and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, Unified may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and the Fund will reimburse Unified for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

         (e) The Fund may request additional services, additional processing, or special reports. Such requests may be provided by Unified at additional charges. In this event, the Fund shall submit such requests in writing together with such specifications as may be reasonably required by Unified, and Unified shall respond to such requests in the form of a price quotation. The Fund's written acceptance of the quotation must be received prior to implementation of such request. Additional services will be charged at Unified's standard rates.

         (f) All fees, out-of-pocket expenses, or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

         Unified will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as publicly announced by Firstar Bank, N.A., from time to time) plus 2.00% per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to Unified.

         In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days' written notice to the Fund by Unified. The Fund must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

         Section 7. Proprietary and Confidential Information. Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified's responsibilities and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld and may not be withheld where the service agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Unified with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund.

         Section 8. Duties, Responsibilities and Limitations of Liability.

         (a) In the performance of its duties hereunder, Unified shall be obligated to exercise due care and diligence, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, notices or other communications from the Fund and its custodian, officers and trustees, investors, agents and other service providers which Unified reasonably believes to be genuine, valid and authorized. Unified shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Fund, as necessary or appropriate.

         (b) Unified shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense primarily caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of Unified, who may be or become an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with Unified's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or person under the control or direction of Unified even though paid by Unified.

         (c) Except for a loss or expense primarily caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement, Unified shall not be responsible for, and the Fund shall indemnify and hold Unified harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

         (i) all actions of Unified or its officers or agents required to be taken pursuant to this Agreement;

         (ii) the reliance on or use by Unified or its officers or agents of information, records, or documents which are received by Unified or its officers or agents and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

         (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof involving negligence or willful misfeasance;

         (iv) the breach of any representation or warranty of the Fund hereunder;

         (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by Unified on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

         (vi) the reliance on or the carrying out by Unified or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Fund or recognition by Unified of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;

         (vii) any delays, inaccuracies, errors in or omissions from data provided to Unified by data and pricing services;

         (viii) the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or
(2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement; and

         (ix) the compliance by the Fund, its investment adviser, and its distributor with applicable securities, tax, commodities and other laws, rules and regulations.

         Section 9. Terms. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on at least sixty (60) days' prior written notice. Upon termination of this Agreement, the Fund shall pay to Unified such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is sooner.

         Should the Fund exercise its right to terminate this Agreement, the Fund agrees to pay a termination/conversion fee, simultaneous with the transfer of all Fund records to the successor mutual fund service provider(s), in an amount equal to the total compensation under this agreement for the thirty (30) day period immediately preceding the termination notice date. In addition, the Fund agrees to pay for all conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees.

         Such compensation to Unified shall be for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the successor mutual fund service provider as directed by the Fund. Notwithstanding the foregoing, any amount owed by the Fund to Unified prior to the termination/conversion shall still be due and payable under the terms of this Agreement. No such compensation shall be due to Unified if Unified terminates this Agreement for reasons other than a default by the Fund.

         Upon the termination of the Agreement for any reason, Unified agrees to provide the Fund with complete and accurate tranfer agency, fund accounting and administration records and to assist the Fund in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, Unified agrees upon termination of this Agreement:

         (a) to deliver to the successor mutual fund service provider(s), computer tapes containing the Fund's accounts and records together with such record layouts and additional information as may be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

         (b) to cooperate with the successor mutual fund service provider(s) in the interpretation of the Fund's account and records;

         (c) to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

         (d) to act in good faith, to make the conversion as smooth as possible for the successor mutual fund service provider(s) and the Fund.

         Section 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, telex or facsimile, to the parties at the following address (or such other address as a party may specify by notice to the other):

         (a)    If to the Fund, to:

                           Dean Family of Funds
                           2480 Kettering Tower
                           Dayton, Ohio  45423-2480
                           Attention:  President

         (b)    If to Unified, to:

                           Unified Fund Services, Inc.
                           431 North Pennsylvania Street
                           Indianapolis, Indiana 46204
                           Attention:  President

         Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

         Section 11. Assignability. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

         Section 12. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

         Section 13. Force Majeure. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitations, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, or governmental actions.

         Section 14. Use or Name. The Fund and Unified agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

         Section 15. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         Section 16. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

         Section 17. Governing Law. This Agreement shall be governed by the laws of the State of Indiana.

         Section 18. Execution. This Agreement may be executed by one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

         DEAN FAMILY OF FUNDS


         By: /s/ Frank H. Scott                          Date 11/15/99


         Print Name:  Frank H. Scott

         Title:  President

         Attest: /s/ Toni Kimmel


         UNIFIED FUND SERVICES, INC.


         By: /s/ David A. Bogaert                        Date 11/18/99


         Print Name: David A. Bogaert

         Title: President

         By:  /s/ Linda A. Lawson                        Date 11/18/99


         Print Name: Linda A. Lawson

         Title: Sr. Vice President, C.O.O.

         Attest: /s/ Michael E. Durham

                                    EXHIBIT A

                                       to

                         Mutual Fund Services Agreement

                               List of Portfolios

Dean Large Cap Value Fund, Class A
Dean Large Cap Value Fund, Class C
Dean Small Cap Value Fund, Class A
Dean Small Cap Value Fund, Class C
Dean Balanced Fund, Class A
Dean Balanced Fund, Class C
Dean International Value Fund, Class A
Dean International Value Fund, Class C

                                    EXHIBIT B

                                       to

                         Mutual Fund Services Agreement

               General Description of Fund Administration Services

I.  Financial and Tax Reporting

A. Prepare agreed upon management reports and Board of Trustees materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

B. Report Fund performance to outside services as directed by Fund management.

C.       Prepare and file Fund's Form N-SAR with the SEC.

D. Prepare and coordinate printing of Fund's Semiannual and Annual Reports to Shareholders.

E. In conjunction with transfer agent, notify shareholders as to what portion, if any, of the distributions made by the Fund's during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.

F. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Fund paid more than $600 during the year.

G.       Provide   financial   information   for  Fund  proxy   statements   and
         Prospectuses (Expense Table).

II.   Portfolio Compliance

A. Assist with monitoring each Portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information.

B.       Assist  with   monitoring   each   Portfolio's   compliance   with  the
         requirements of Section 851 of the Code for qualification as a RIC (i.e., 90% Income and Diversification Tests).

C.       Assist  with  monitoring  investment  manager's  compliance  with Board
         directives   such  as  "Approved   Issuers   Listings  for   Repurchase
         Agreements", Rule 17a-7, and Rule 12d-3 procedures.

D. Administer compliance by the Fund's Trustees, officers and "access persons" under the terms of the Fund's Code of Ethics and SEC regulations.

III.    Regulatory Affairs and Corporate Governance

A. Prepare, and upon fund counsel approval, file annual post-effective amendments to the Fund's registration statement on Form N-lA and supplements as needed.

B. Administer shareholder meetings, prepare and file proxy materials for annual shareholder meetings and assist Fund counsel in the preparation and filing of proxy materials for special shareholder meetings.

C.       Prepare and file Rule 24f-2 Notices and Forms N-SAR

D. Prepare and file all state notifications of intent to sell the Fund's securities including annual renewals, adding new Portfolios, preparing and filing sales reports, filing copies of the registration statement and final prospectus and statement of additional information, and increasing registered amounts of securities in individual states.

E. Prepare Board materials for all Board meetings and prepare minutes thereof.

F. Assist with the review and monitoring of fidelity bond and errors and omissions insurance coverage and make any related regulatory filings.

G. Prepare and update documents such as charter document, By-Laws, foreign qualification filings.

H. Assist in identifying and monitoring pertinent regulatory and legislative developments which may affect the Fund and, in response to the results of such monitoring, coordinate and provide support to the Fund and the Fund's investment adviser with respect to those developments and results, including support with respect to routine regulatory examinations or investigations of the Fund, and with respect to such matters, to work in conjunction with outside counsel, auditors and other professional organizations engaged by the Fund.

I. Prepare and file copies of annual and semi-annual financial reports to shareholders with the SEC under Rule 30b2-1.

IV.   General Administration

A. For new Portfolios obtain Employer Identification Number and CUSIP numbers. Estimate organizational costs and expenses and monitor against actual disbursements.

B. Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

                                    EXHIBIT C

                                       to

                         Mutual Fund Services Agreement

                     Description of Fund Accounting Services

I.    General Description

         Unified shall provide the following accounting services to the Fund:

A. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Fund's Prospectus. Assist Fund management in making final determinations of distribution amounts.

B. Estimate and recommend year-end dividend and capital gain distributions necessary to establish Fund's status as a regulated investment company ("RIC") under Section 4982 of the Internal revenue Code of 1986, as amended (the "Code") regarding minimum distribution requirements.

C. Prepare and file Fund's Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Also Prepare and file Federal Excise Tax Return (Form 8613).

D. Maintain the books and records and accounting controls for the Fund's assets, including records of all securities transactions.

E. Calculate each Portfolio's net asset value in accordance with the Prospectus and (once the Portfolio meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

F. Account for dividends and interest received and distributions made by the Fund.

G. Prepare Fund or Portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

H. Produce transaction data, financial reports and such other periodic and special reports as the Board may reasonably request.

I.       Liaison with the Fund's independent auditors.

J. Monitor and administer arrangements with the Fund's Custodian and depository banks.

K. A listing of reports that will be available to the Fund is included below.

II.   Daily Reports

A.       General Ledger Reports
             1. Trial Balance Report
             2. General Ledger Activity Report

B.       Portfolio Reports
             1. Portfolio Report
             2. Cost Lot Report
             3. Purchase Journal
             4. Sell/Maturity Journal
             5. Amortization/Accretion Report
             6. Maturity Projection Report

C.       Pricing Reports
             1. Pricing Report
             2. Pricing Report by Market Value
             3. Pricing Variance by % Change
             4. NAV Report
             5. NAV Proof Report
             6. Money Market Pricing Report

D.       Accounts Receivable/Payable Reports
             1. Accounts Receivable for Investments Report
             2. Accounts Payable for Investments Report
             3. Interest Accrual Report
             4.  Dividend Accrual Report

E.       Other Reports

             1. Dividend Computation Report
             2. Cash Availability Report
             3. Settlement Journal

IV.   Monthly Reports

          Standard Reports
             1. Cost Proof Report
             2. Transaction History Report
             3. Realized Gain/Loss Report
             4. Interest Record Report
             5. Dividend Record Report
             6. Broker Commission Totals
             7. Broker Principal Trades
             8. Shareholder Activity Report
             9. Fund Performance Report
             10.SEC Yield Calculation Work Sheet (fixed-income funds only)

                                    EXHIBIT D

                                       to

                         Mutual Fund Services Agreement

                     Description of Transfer Agency Services

         The following is a general description of the transfer agency services Unified shall provide to the Fund.

A. Shareholder Recordkeeping. Maintain records showing for each Fund shareholder the following: (i) name, address and tax identifying number; (ii) number of shares of each Portfolio; (iii) historical information including, but not limited to, dividends paid and date and price of all transactions including individual purchases and redemptions; and (iv) any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

B. Shareholder Issuance. Record the issuance of shares of each Portfolio. Except as specifically agreed in writing between Unified and the Fund, Unified shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

C. Purchase Orders. Process all orders for the purchase of shares of the Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares of the Fund from an investor, Unified will (i) stamp the envelope with the date of receipt, (ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. Unified shall then credit the share account of the investor with the number of Portfolio shares to be purchased made on the date such payment is received by Unified, as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to Unified with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

D. Redemption Orders. Receive and stamp with the date of receipt all requests for redemptions or repurchase of shares held in certificate or non-certificate form, and process redemptions and repurchase requests as follows: (i) if such certificate or redemption request complies with the applicable standards approved by the Fund, Unified shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by Unified on such day; (ii) on or prior to the seventh calendar day succeeding any such requests received by Unified, Unified shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by Unified for such payment to the redeeming shareholder of the applicable redemption or repurchase price; (iii) if any such certificate or request for redemption or repurchase does not comply with applicable standards, Unified shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption at the Fund's price next determined after receipt of documents complying with said standards, or, at such other time as the Fund shall so direct.

E. Telephone Orders. Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current Prospectus. Unified shall be permitted to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized.

F. Transfer of Shares. Upon receipt by Unified of documentation in proper form to effect a transfer of shares, including in the case of shares for which certificates have been issued the share certificates in proper form for transfer, Unified will register such transfer on the Fund's shareholder records maintained by Unified pursuant to instructions received from the transferor, cancel the certificates representing such shares, if any, and if so requested, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole number of shares.

G. Shareholder Communications and Meetings. Address and mail all communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be mailed. Prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive the tabulated proxy cards, render periodic reports to the Fund on the progress of such tabulation, and provide the Fund with inspectors of election at any meeting of shareholders.

H. Share Certificates. If the Fund issues certificates, and if a shareholder of the Fund requests a certificate representing his shares, Unified as Transfer Agent, will countersign and mail by first class mail with receipt confirmed, a share certificate to the investor at his/her address as it appears on the Fund's transfer hooks. Unified shall supply, at the expense of the Fund, a supply of blank share certificates. The certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's seal or facsimile; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates, Unified may, until otherwise directed by the Fund, continue to countersign certificates which bear the manual or facsimile signature of such officer.

I. Returned checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Unified will take such steps, including redepositing the check for collection or returning the check to the investor, as Unified may, at its discretion, deem appropriate and notify the Fund of such action, or as the Fund may instruct.

J. Shareholder Correspondence. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

                                    EXHIBIT E

                                       to

                         MUTUAL FUND SERVICES AGREEMENT

                          TRANSFER AGENCY FEE SCHEDULE

The prices contained herein are effective for twelve months from the execution date of the Transfer Agency contract.

I Conversion Fee: Manual conversion/new fund establishment - fee not to exceed $1,500 per portfolio. Electronic conversions - $1.50 per shareholder account with a $5,000 minimum fee.

II       Standard Base Fee for Standard Base Services

         The Base Fee(1) is $1.40 for money market funds and $1.30 for equity/bond funds per active Shareholder Account per month with a minimum fee of $1,000(2) per portfolio and/or share class per month. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent's computerized files with a non-zero Share balance. There is a $.40 per account charge for any account with a zero share balance for the current month, as determined on the last day of each month.

                  (1)The Base Fee does not include: forms design and printing, statement production, envelope design and printing, postage and handling, shipping, statement microfiche copies and 800 number access to Unified's shareholder services group.

                  (2) Discount based on assets per portfolio and/or share class:

                      $0 - 2 Million     50%
                      $2 - 5 Million     25%
                      $5 Plus Million      0%

         Unified supports for an additional monthly fee of $0.05 per account per service: receivables accounting, 12b-1 fund reporting, back-end sales load recapture accounting, and/or detailed dealer and representative load commission accounting and reporting. Funds paying dividends more frequently than once per quarter (generally, money market funds) are charged an additional $0.30 per month per account.

         Unified will provide lost account search services in connection of SEC Rules 17Ad-17 and 17a-24 at a cost of $2.50 per account searched. These "Electronic Data Search Services" will be performed on a semi-annual basis. This service will apply to only Active Shareholder Accounts maintained on the transfer agency system coded as RPO accounts.

         In addition to the above fees, there will be a $500.00 minimum fee/rerun charge when the nightly processing has be repeated due to incorrect NAV or dividend information received from the Fund Accountant/Portfolio Pricing Agent.

III      Standard Services Provided

         -Open new accounts
         -Maintain Shareholder accounts

         Including:

         -Maintain certificate records
         -Change addresses
         -Prepare daily reports on number of Shares, accounts
         -Prepare Shareholder federal tax information
         -Withhold taxes on U.S. resident and non-resident alien accounts
         -Reply to Shareholder calls and correspondence other than that for Fund information and related inquiries

         -Process purchase of Shares
         -Issue/Cancel certificates  (Excessive use may be subject to additional charges)
         -Process partial and complete  redemptions
         -Process  regular and legal  transfer of accounts
         -Mail  semi-annual  and annual  reports
         -Process  dividends  and distributions
         -Prepare  Shareholder  meeting lists
         -Process one proxy per year per fund. Tabulation is limited to three. -Receive and tabulate proxies
         -Confirm all  transactions  as provided by the terms of each
          Shareholder's account
         -Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell. (Blue Sky Reports)
         -Determine/Identify lost Shareholder accounts

IV  Standard Reports Available

     -12b-1 Disbursement  Report
     -12b-1 Disbursement  Summary
     -Dealer Commission Report
     -Dealer  Commission  Summary Report
     -Exchange  Activity Report
     -Fees Paid  Summary  Report
     -Fund  Accrual  Details
     -Holdings  by Account  Type
     -Posting  Details
     -Posting  Summary
     -Settlement  Summary
     -Tax  Register
     -Transactions Journal


V  NSCC Interfaces

     -Fund/Serv and/or Networking set-up                             $1,000
     -Fund/Serv processing                                           $150 per month
     -Networking processing                                          $250 per month
     -Fund/Serv transactions                                         $0.35 per trade
     -Direct Networking expenses

                    Per item                                         $0.025 Monthly dividend fund
                    Per item                                         $0.015 Non-monthly dividend fund

VI  Additional Fees for Services Outside the Standard Base

     -Interactive Voice Response System Set-up                       Pass through
     -Archiving of old records/storage of aged records               Pass through
     -Off-line Shareholder research                                  $25/hour (Billed to customer account)
     -Check copies                                                   $3/each (Billed to customer account)
     -Statement copies                                               $5/each (Billed to customer account)
     -Mutual Fund fulfillment/prospect file maintenance              $1.00/item
     -Shareholder communications charges (Faxes)                     Pass through
     -Leased line/equipment on TA's computer system                  Pass through
     -Dial-up access to TA's computer system                         Pass through
     -Labels                                                         $.05 ea/$100 minimum
     -Electronic filings of approved forms                           $75/transmission
     -Monthly Director's Reports                                     $25/mo/portfolio





     -AD-HOC REPORTWRITER Report Generation                          $50.00 per report
     -Bank Reconciliation Service                                    $50.00 monthly maintenance fee per bank account
                                                                     $1.50 per bank item
      -Systems Programming Labor Charges:
         Programmers or Consultants                                  $125.00/hour
         Officers                                                    $150.00/hour

       -Additional Proxy Processing:
         Each processing                                             $225.00 fixed charge per processing
         Preparation and Tabulation                                  $0.145/proxy issued
             (includes 3 tabulations, sixteen propositions)
           Each Extra Tabulation                                     $23.00 fixed charge per processing
                                                                     $0.02 per proxy tabulated


                          FUND ACCOUNTING FEE SCHEDULE

         The prices contained herein are effective for twelve months from the execution date of the Fund Accounting contract.

Standard Fee

         0.05% for the first $100 million on each Fund's average daily net assets; 0.04% from $100 million to $250 million of such net assets; and 0.03% over $250 million of such net assets.

         Out of Pocket Fees:  Fees charged for outside pricing services and all accompanying administrative expenditures.

         Subject to a $20,000(1) annual minimum per portfolio (one share class) plus $6,00(1) per additional share class. Fees are billed on a monthly basis.

                  (1) Discount based on total fund assets:

                  $0 - 2 Million    50%
                  $2 - 5 Million    25%
                  $5 Million Plus    0%

Standard Services Provided

         -Daily processing of Fund transactions
         -Ability to specify and execute partial sales on FIFO, LIFO, high cost, low cost and specifically identified lots
         -"As-of"  reporting,   as  far  back  as  transactions  are  maintained
         -Monitoring  and  communication  to management  and  adviser(s) on cash activity
         -General ledger  processing
         -Calculations of Net Asset Value
         -Calculations  of Money Market Daily Dividend Factor
         -Reporting of NAV to NASDAQ and Fund management
         -Reporting of NAV to principal reporting services (Lipper, etc.) -Daily portfolio valuation
         -Estimation of semi-annual income and capital gain distributions -Provide information to complete semi-annual and annual financial statements and Director's reports
         -Coordination  with auditors
         -Coordination  and communication with  investment  advisers
         -Payables  processing
         -Full bond  accrual, accretion,  amortization,  including  variable rates
         -Daily accrual and amortization of income and expense
         -Full  accounting for all securities transactions
         -Complete  audit trail
         -Automated  securities and income records
         -Fiscal year-end processing
         -Load funds processing

Standard Reports Provided

         -Daily cash reports
         -Daily portfolio valuations
         -Daily Pricing Sheets
         -Weekly accruals transactions listing
         -Standard monthly Closing Packages
         -Monthly general ledger activity report as requested
         -Reports  to assist  in the  preparation  of  semi-annual  and  annual financial  statements
         -Dividend  estimations  worksheet
         -Pre-approved audit schedules
         -Broker commissions report for N-SAR filings
         -Financial schedules for proxy statements and prospectuses

         *Requests for Unified to provide standard reports with increased frequency may be subject to additional service fees.

Optional Services Available - Initial (for desired services)

      -Additional portfolio sub-adviser fee                 $10,000/portfolio

      -Multiple custodian fee                               $5,000/fund group

      -GNMA securities fee                                  $2,500/portfolio

      -Quarterly financial statement preparation fee        $5,000/portfolio

      -Creation of semi-annual and annual reports           $3,000/fund group

      -Statistical reporting fee (ICI, Lipper, Donoghue, etc.)  $100/report

      -S.E.C. audit requirements                             pass through

      -Processing of backup withholding                     $1,500/portfolio


Special Report Generation Fees

     AD-HOC Report Generation                               $75.00 per report
     Reruns                                                 $75.00 per run
     Extract Tapes                                          $110.00 plus

Systems Programming Labor Charges

     System Support Repesentatives                          $100.00/hour
     Programmers,Consultants or
       Department Heads                                     $125.00/hour
     Officers                                               $150.00/hour

De-Conversion Fees

           De-Conversion fees will be subject to additional charges commensurate with particular circumstances and dependent upon scope of problems.

                      ADMINISTRATIVE SERVICES FEE SCHEDULE

Standard Fee

         0.09% for the first $100 million on each Fund's average daily net assets;
         0.06% from $100 million to $250 million of such net assets; and 0.03% over $250 million of such net assets.

         Subject to a $10,000(1) annual minimum per portfoli (one share class) plus $5,000(1) per additional share class. Fees are billed on a monthly basis.

                  (1) Discount based on total fund assets:

                  $0 - 2 Million    50%
                  $2 - 5 Million    25%
                  $5 Million Plus    0%


Additional Services and Fees

       1.  Initial State Blue-Sky Registration                                  $75 per state

       2.  Assistance in preparation  and filing for an exemptive  order
       or no action letter from the Securities and Exchange Commission          $1,500 minimum

       3.  Assist in the preparation of additional Fund's Registration
       Statement on Form N1-A or any replacement thereof                        $500 minimum

       4.  Assistance in preparation, filing and vote compilation of
       Proxy Statement for Special Shareholders Meeting.                        $10,000 minimum per
                                                                                Special Meeting

       5.  Assistance in Dissolution and Deregistration of the Fund
       (including related Proxy Statement)                                      $15,000 minimum

       6.  Reorganization/Merger of the Fund or portfolios (including
       proxy statement and excluding tax opinion)                               $17,000 minimum

       7.  Assist in the review of sales literature.                            $35 per piece minimum

       8. Such other duties related to the administration of the
       Fund as agreed to by Unified Advisers                                    Negotiable
